EXHIBIT 99.1

American Achievement Corporation and AAC Group Holding Corp.
Commence Consent Solicitation

AUSTIN, TX, JUNE 9, 2008 – American Achievement Corporation (“American Achievement”) and its immediate parent company, AAC Group Holding Corp. (“Holdings”, and together with American Achievement, the “Companies”), each announced today that it has commenced a consent solicitation (together the “Consent Solicitations”) with respect to proposed amendments (together, the “Amendments”) to, in the case of American Achievement, the indenture, dated March 25, 2004 (the “American Achievement Indenture”), with respect to American Achievement's outstanding 8.25% Senior Subordinated Notes due 2012 (CUSIP No. 02369AAE8) (the “American Achievement Notes”), and, in the case of Holdings, the indenture, dated November 16, 2004 (together with the American Achievement Indenture, the “Indentures”) with respect to Holdings’ outstanding 10.25% Senior Discount Notes due 2012 (CUSIP No. 000305AB8) (the “Holdings Notes,” together with the American Achievement Notes, the “Notes”).

The Consent Solicitations are each scheduled to expire at 5:00 P.M., New York City time, on July 8, 2008, unless extended (the “Expiration Date”).  Each of the Companies is offering holders of its Notes who validly deliver (and do not validly revoke) a consent to the applicable Amendments on or prior to 5:00 P.M., New York City time, on June 20, 2008, unless extended (the “Consent Date”), the right to receive a consent fee equal to $5 for each $1,000 principal amount of American Achievement Notes held or $1,000 of principal amount at maturity of Holdings Notes held.

Pursuant to a previously announced Stock Purchase Agreement, dated May 15, 2008 (the “Stock Purchase Agreement”), among Herff Jones Inc. (the “Buyer”), American Achievement Group Holding Corp. (“AAGHC”) and the holders of all of AAGHC’s equity securities, such equity holders have agreed to sell all of the equity in AAGHC to the Buyer (the “Transaction”).  AAGHC is the parent company of the Companies.  The Transaction is subject to regulatory approvals and customary and other closing conditions, and no assurances are given that it will be consummated.

In the case of each Consent Solicitation, the applicable Amendments consist of (1) a requirement that upon consummation of the Transaction the applicable Company shall redeem all of its outstanding Notes which have delivered a valid consent to the applicable Amendments at a redemption price in cash equal to 101% of the aggregate principal amount of such Notes plus accrued and unpaid interest, if any, to but not including the date of the consummation of the Transaction, and (2) the removal of substantially all of the restrictive and reporting covenants under the applicable Indenture, as well as certain events of default and related provisions, including without limitation, the covenant that would otherwise require the applicable Company to make an offer to purchase the applicable Notes upon consummation of the Transaction as currently provided in the applicable Indenture.

The Consent Solicitations are being made independently of each other and are not conditioned on each other.  In the case of each Consent Solicitation, the obligation of the applicable Company to accept validly delivered (and not validly revoked) consents and pay the applicable consent fee to holders who validly deliver (and do not validly revoke) a consent prior to the Consent Date is conditioned on (a) holders of at least a majority of the aggregate principal amount of the outstanding applicable Notes validly delivering (not validly revoking) consents to the applicable Amendments on or prior to the Expiration Date, (b) the absence of any law or regulation that would, and the absence of any injunction or action or other proceeding (pending or threatened) that could, make unlawful or invalid or enjoin the implementation of the applicable Amendments or the payment of any consent fee with respect to the applicable Notes or which would question the legality or validity thereof and (c) the absence of any other event or circumstance that, in the reasonable judgment of the applicable Company, has a material adverse effect on the applicable Consent Solicitation or the anticipated benefits thereof.

In the case of each Consent Solicitation, the applicable Amendments will become effective upon execution of a Supplemental Indenture to the applicable Indenture, which is expected to be executed promptly if at least a majority of the aggregate principal amount of the applicable Notes outstanding consent to the applicable Amendments.  Each Supplemental Indenture will provide that the applicable Amendments will become operative if, and only if, the Transaction is consummated on or prior to the later of the July 8, 2009, and the date the Stock Purchase Agreement has been terminated.

The Consent Solicitations are being made solely pursuant to the applicable Consent Solicitation Statements, Consent Letters and related materials to be distributed to the holders of the applicable Notes.  Holders of Notes who validly deliver consents to the Amendments will be subject to new resale restrictions described in the applicable Consent Solicitation Statement.

This announcement is neither an offer to sell nor a solicitation of an offer to buy the securities described herein.  The Companies are conducting the Consent Solicitations in reliance upon one or more exemptions from registration under the Securities Act of 1933 for an offer and sale of securities that does not involve a public offering.  To the extent the Consent Solicitations are deemed offerings of securities, any securities to be offered have not been and will not be registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About the Companies

Holdings is the parent company of American Achievement.  American Achievement is a provider of products that forever mark the special moments of people’s lives. As the parent company of brands such as ArtCarved®. Balfour®, Keepsake®, and Taylor Publishing, American Achievement’s legacy is based upon the delivery of exceptional, innovative products, including class rings, yearbooks, graduation products, achievement publications and affinity jewelry through in-school and retail distribution.

Media Contact:
Anna Cordasco/Brooke Morganstein/Jonathan Doorley
Sard Verbinnen & Co
212/687-8080

Statements in this press release regarding the expected closing of the transaction are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statement is subject to various risks and uncertainties that could cause the transaction not to be consummated. Neither AAC and American Achievement or any of their affiliates or representatives undertakes any obligation to revise or publicly update these forward-looking statements, whether as a result of new information or otherwise.